BJ’S WHOLESALE CLUB

Amended and Restated
Annual Incentive Plan

Effective March 6, 2025

TABLE OF CONTENTS

1.    PURPOSE    14
2.    DEFINITIONS    14
3.    DESCRIPTION OF AWARDS    15
4.    ELIGIBILITY    15
5.    DETERMINATION OF AWARDS    16
6.    TERMINATION OF EMPLOYMENT/LEAVE OF ABSENCE    16
7.     TARGET AWARD PAYMENTS    16
8.    ADMINISTRATION    17
9.    DESIGNATION OF BENEFICIARY    17
10.    NOTICES    17
11.    RIGHTS OF PARTICIPANTS    18
12.    NO EMPLOYMENT RIGHTS    18
13.    NONALIENATION OF AWARDS    18
14.    WITHOLDINGS………………………………………………………………….7
15.    TERMINATION, AMENDMENT, AND MODIFICATION    7
16.    HEADING AND CAPTIONS    18
17.    GOVERNING LAW    19
18.    MISCELLANEOUS PROVISIONS    19

1.    PURPOSE

The purpose of the BJ’s Wholesale Club, Inc. Annual Incentive Plan (“AIP”), is to provide employees who are key to the growth and profitability of BJ’s Wholesale Club, Inc. and its subsidiaries with reward opportunities commensurate with performance relative to specified objectives. The “AIP” serves as a means to communicate the Company’s priorities, support the Company’s business plans, and encourage cooperation among employees within and between different organizational units.

2.    DEFINITIONS

Unless the context requires otherwise, the following expressions as used in the Plan shall have the meanings ascribed to each below, it being understood that the masculine, feminine and neuter pronouns are used interchangeably, and that each comprehends the others.

“Board” shall mean the Board of Directors of BJ’s Wholesale Club, Inc.

“Company” shall mean BJ’s Wholesale Club, Inc. and its subsidiaries.

“Fiscal Year” shall mean the 52 or 53 week period ending on the Saturday closest to January 31 in each year.

“Participant” shall mean an employee of the Company who is designated a participant pursuant to Section 4 below.

“Performance Criterion” shall mean the standard(s) of measurement on Company performance and individual performance for each Performance Period as established by the Board pursuant to Section 3 below.

“Performance Goals” shall mean the levels of performance with respect to each Performance Criterion at which awards are payable pursuant to this Plan. Performance Goals are established by the Board pursuant to Section 3 below.

“Performance Period” shall mean a part or all of a Fiscal Year, or more than one Fiscal Year, in each case as determined by the Board.

“Plan” shall mean BJ’s Wholesale Club, Inc. Annual Incentive Plan.

Total Salary: In the context of the Plan, Total Salary refers to the annual salary of a Participant at the end of the Plan’s fiscal year as recorded in BJ’s Human Resources Information System of record. It covers only periods when an employee is a Participant and has an active employment status, subject to Section 6, below. If a Participant changes jobs during the year and the associated bonus percentage of each job is different, the Total Salary will be prorated using the annual salary of the first position and the annual salary of the second position. Total Salary includes only base salary paid through the Company’s standard payroll processes and it does not include any additional payments that may be made to a Participant, such as overtime pay, bonus payments, car reimbursement, equity compensation, the value of employee benefits, or any other forms of compensation.
3.    DESCRIPTION OF AWARDS

Designation of Performance Criteria. The Board shall determine one or more Performance Criteria for said Performance Period and the relative weight to be given to each Performance Criterion. Performance Criteria and the weighting thereof may vary by Participant and may be different for different Performance Periods. Such Performance Criteria shall be such qualitative or quantitative criteria as the Board may determine in its sole discretion.

Performance Goals. The Board shall establish a range of Performance Goals from minimum to target to maximum for each Performance Criterion for said Performance Period. Performance Goals may vary by Participant, may be different for different Performance Periods and may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works. At any time designated by the Board prior to award payment, appropriate adjustments in the Performance Goals may be made as the Board shall, in its sole discretion, determine.

Award Opportunity. The Board shall assign to each Participant the minimum, target, and maximum award opportunities to be earned for said Performance Period. Award opportunity may be expressed as a fixed amount or as a percentage of the Participant’s base salary earned for the Performance Period. The Board may provide for automatic modifications in the minimum, target or maximum award opportunities for a Participant in the event of a change in the Participant’s position occurring during the Performance Period. Awards may be subject to, or relative to, funding of a total award pool for the Company and/or for a department, branch, line of business, unit, or subsidiary thereof.
4.    ELIGIBILITY

For each Performance Period, the Board shall designate Participants to receive annual cash incentive awards, subject to the terms and conditions of the Plan. Participants in the Plan shall be employees of the Company, including such executives and other persons as the Chief Human Resources Officer shall, at any time, designate as Participants for said Performance Period.

Eligibility cut-off date to participate in the BJ’s Annual Incentive Plan for a given plan year is 12/1, meaning a team member must either be hired or promoted into an AIP eligible position before 12/1. If an employee becomes a Participant after the beginning of an existing Performance Period, but before the 12/1 cut-off date for the BJ’s Annual Incentive Plan, a pro-rated award will be made for such Participant for such Performance Period. The award will be pro-rated based on the number of days the employee is in the eligible role during the Performance Period. There is no cut off date for the Field Annual Incentive Plans. If the Participant was in one or more eligible roles during the Performance Period, the award will be pro-rated based on the number of days the employee was in each role. If the Participant moves from an eligible role into a non-eligible role during the Performance Period, he or she will receive a pro-rated award based on the number of days the employee was in the eligible role.

To receive a payout under the plan, participants must be actively employed by BJ’s through the end of the FY. If a participant leaves BJ’s prior to the end of the FY, no award will be paid. In addition, no award will be paid to a participant whose employment is terminated for cause or misconduct after the end of the FY and prior to the distribution of the award payment.
5.    DETERMINATION OF AWARDS
Achievement of all Performance Goals will result in payment of a Participant’s target award. Failure to achieve Performance Goals may result in a decrease or elimination of the Participant’s award, subject to funding of the relevant award pool by the Company. Exceeding performance goals may result in an award greater than the target award, but not greater than a maximum award defined annually. Notwithstanding the foregoing, the Board in its discretion, may adjust the amount payable under an incentive award.
6.     TERMINATION OF EMPLOYMENT/LEAVE OF ABSENCE
Except as otherwise provided in an employment agreement or in the Board’s discretion, in the event of termination of employment of a Participant for any reason prior to the last day of the Performance Period (such date, the “Required Employment Date”), a Participant shall have no further rights under the Plan thereafter and shall not be entitled to payment of the portion of any award otherwise payable under the Plan on the Payment Date (as defined in Section 7 below).
If termination of employment occurs during the Performance Period (i) by reason of death, or (ii) due to retirement (for Plan purposes retirement is defined as on or after age 55 and with a minimum of ten years of service with the company), a prorated portion of the award will be based on the salary earned up to the termination date. The payment will be based on the award that would otherwise have been paid to the Participant based on performance relative to the Performance Goals.
The Chief Human Resources Officer may direct that some or all of the award that would otherwise have been paid to the Participant based on performance relative to the Performance Goals be paid, taking into account the duration of employment during the Performance Period, the Participant’s performance, and such other factors as the Chief Human Resources Officer shall deem appropriate.
If a Participant is on an approved absence from work for any period in excess of 90 days (in total – does not need to be consecutive) during the Performance Period, the incentive award payment will be pro-rated to reflect active employment for the Plan Year, excluding the initial 90 days. See Section 4 for pro-rating parameters.

If a Participant leaves the Company and returns in 30 days or fewer, he or she will be eligible to receive an award with no break in service applied to the calculation.

If the Participant leaves the Company and returns after more than 30 days he or she will not be eligible for a prorated award with regard to any prior Performance Period before they left the Company.

In the event of termination of employment for cause or misconduct, as defined and determined by the Company, in its sole discretion, no payment shall be made with regard to any prior or current Performance Period.

7.    TARGET AWARD PAYMENTS

Within 90 days of the fiscal year end, unless otherwise determined by the Board, payment will be made in cash with respect to the award earned by the Participant (such payment date, the “Payment Date”).

8.    ADMINISTRATION

This Plan shall be administered by the Board. The Board shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to administer the Plan; to determine the terms and provisions of any agreements pertaining to the Plan; and to make all other determinations necessary or advisable for its administration.

Any person objecting to any interpretation, rule, determination or other action made or taken by the Board which affects said person shall have the right to appeal in writing to the Company, setting forth the objections in reasonable detail, provided that such appeal shall be made within 90 days after declaration of such interpretation, rule, or other determination, or such additional time as the Company shall deem reasonable.

The Board shall not be bound to any standards of uniformity or similarity of action, interpretation or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before the Board. Its determination shall be binding on all parties.

Neither the Company nor any member of former member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award of payment made under the Plan.
9.    DESIGNATION OF BENEFICIARY

Subject to applicable law, each Participant shall have the right to file with the Company a written designation of one or more persons as beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may from time to time revoke or change the beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, change, or revocation thereof shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to receipt.

If no such beneficiary designation is in effect at the time of a Participant’s death, if no designated beneficiary survives the Participant, or if such designation conflicts with law, the amount payable under the Plan upon the Participant’s death shall be made to the first survivor(s), who is living on the date of the Participant’s death in the following order: 1) Spouse, 2) Natural or Adopted Children, 3) Parents 4) Sibilings, and 5) Estate. If the Company is in doubt as to the right of any person to receive any amount, the Company may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the company, the Board therefore.
10.    NOTICES

Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. Notice may also be given by means of intercompany email.

11.    RIGHTS OF PARTICIPANTS

Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or such Participant’s legal representative or designated beneficiary, or other persons.

If, and to the extent than any Participant or his legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
12.    NO EMPLOYMENT RIGHTS

Nothing in the Plan or any other document describing or referring to the Plan shall be deemed to confer on any Participant the right to continue in the employ of the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

13.    NONALIENATION OF AWARDS

No amounts payable or other rights under the Plan shall be sold, transferred, assigned, pledged, or otherwise disposed of or encumbered by a Participant, except as provided herein, nor shall they be subject to attachment, garnishment, execution, or other creditor’s processes.

14.    WITHHOLDINGS

The Company shall have the right to deduct withholdings and taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes from payments to the Participant as well as any other applicable benefits deductions.
15.    TERMINATION, AMENDMENT, AND MODIFICATION

The Board may from time to time amend, modify, or discontinue the Plan or any provision hereof. No amendment to, or discontinuance or termination of, the Plan shall, without the written consent of the Participant, adversely affect any rights of such Participant that have vested. This Plan shall continue until terminated by the Board.

16.    HEADING AND CAPTIONS

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

17.    GOVERNING LAW

This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts (without regard to any choice-of-law principles of the laws of such state that would require application of the laws of any other state), to the extent not preempted by Federal law, which shall otherwise control. The state and federal courts in the Commonwealth of Massachusetts will have the exclusive jurisdiction to resolve any disputes arising out of or related to the AIP, and any Participant hereunder voluntarily submits to the jurisdiction over his/her person by a court of competent jurisdiction located within the Commonwealth of Massachusetts. The Company and any Participant hereunder expressly waive any right to a jury trial with respect to any dispute arising out of or related to the Plan.

18.    MISCELLANEOUS PROVISIONS

All costs and expenses involved in administering the Plan as provided herein, or incident thereto, shall be borne by the Company.

If any Participant shall also participate in other incentive plans of the Company, the board shall determine the amount, if any, by which such Participant’s award under the Plan shall be adjusted, so as to coordinate the benefits under the Plan with the other plans.

The Board may, in its sole discretion, reduce or eliminate awards granted or money payable to any Participant or all Participants if it determines that such awards or payments may cause the Company to violate any applicable law, regulation, controls, or guidelines. Such reduction or elimination may be made notwithstanding that the possible violation might be eliminated by reducing or not increasing compensation or benefits of other employees, it being the intent of the Plan not to inhibit the discretion of the Company to provide such forms and amounts of compensation and benefits to employees as it deems advisable.

All awards granted under this Plan shall be subject to the Amended and Restated Compensation Recovery Policy adopted by the Compensation Committee of the Board on October 26, 2023. The recoupment compensation policy will be applied to any Award that constitutes the deferral of compensation subject to 409A of the Code in a manner that complies with the requirements of Section 409A of the Code.